Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION
     This Agreement and Plan of Reorganization (this “Agreement”), dated as of December 29, 2008, by and among Sucampo Pharmaceuticals, Inc., a Delaware corporation (“Sucampo”), Sucampo Pharma Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Sucampo (“Holdings”), and Sucampo MS, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”).
RECITALS
     A. The authorized capital stock of Sucampo consists of (i) 270,000,000 shares of Class A Common Stock, par value $0.01 per share (“Sucampo Class A Common Stock”), of which approximately 15,650,398 shares are issued and outstanding, (ii) 75,000,000 shares of Class B Common Stock, par value $0.01 per share (“Sucampo Class B Common Stock” and, together with the Sucampo Class A Common Stock, “Sucampo Common Stock”), of which 26,191,050 shares are issued and outstanding, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Sucampo Preferred Stock”), none of which are issued or outstanding;
     B. The authorized capital stock of Holdings consists of (i) 270,000,000 shares of Class A Common Stock, par value $0.01 per share (“Holdings Class A Common Stock”), of which 1,000 shares of Class A Common Stock are issued and outstanding and held of record by Sucampo, (ii) 75,000,000 shares of Class B Common Stock, par value $0.01 per share (“Holdings Class B Common Stock” and, together with the Holdings Class A Common Stock, “Holdings Common Stock”), none of which is issued or outstanding, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Holdings Preferred Stock”), none of which is issued or outstanding;
     C. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and held of record by Holdings;
     D. The designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdings Class A Common Stock, Holdings Class B Common Stock and Holdings Preferred Stock are the same as those of the Sucampo Class A Common Stock, Sucampo Class B Common Stock and Sucampo Preferred Stock, respectively;
     E. The certificate of incorporation and the bylaws of Holdings immediately after the Effective Time (as defined below) will contain provisions identical to the certificate of incorporation and the bylaws of Sucampo immediately prior to the Effective Time (other than with respect to matters permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”));
     F. The directors and officers of Sucampo immediately prior to the Merger (as defined below) will be the directors of Holdings as of the Effective Time;
     G. Holdings and Merger Sub are newly formed entities organized solely for the purpose of participating in the transactions herein contemplated;
     H. Sucampo desires to create a new holding company structure by merging with Merger Sub in a transaction in which (i) Sucampo will be the surviving corporation, (ii) each outstanding share of Sucampo Class A Common Stock will be converted into one share of Holdings Class A Common Stock and (iii) each outstanding share of Sucampo Class B Common Stock will be converted into one share of Holdings Class B Common Stock;

     I. For federal income tax purposes, it is intended that the merger contemplated by this Agreement qualify as a reorganization under Sections 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement constitutes a “plan of reorganization” within the meaning of the Treasury Regulations under such Section; and
     J. This Agreement and the Merger (as defined below) have been approved by the respective Boards of Directors of Sucampo, Holdings and Merger Sub and by the respective stockholders of Holdings and Merger Sub.
     Now, Therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree that the terms of the reorganization and the mode of carrying them into effect shall be as follows:
AGREEMENT
SECTION 1. THE MERGER
     1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to the terms and provisions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into Sucampo, and the separate existence of Merger Sub shall cease (the “Merger”). Sucampo shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Company”) of the Merger and shall continue its existence as a corporation under the laws of the State of Delaware as a direct, wholly owned subsidiary of Holdings.
     1.2 Effective Time. The Merger shall become effective in accordance with the provisions of Section 251 of the DGCL, upon the filing, on or after the date hereof, of a certificate of merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
     1.3 Effects of the Merger. At the Effective Time, the Merger shall have the effects provided for herein and in Section 259 of the DGCL.
     1.4 Certificate of Incorporation of the Surviving Company. From and after the Effective Time, the certificate of incorporation of Sucampo, as in effect immediately prior to the Effective Time, shall be amended as set forth below and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law.
(A)	Article FIRST shall be amended in its entirety to read:

“The name of the Corporation is Sucampo Pharma Americas, Inc. (hereinafter referred to as the “Corporation”).”

(B)	The first paragraph of Article FOURTH shall be amended in its entirety to read:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,100 shares, consisting of (i) 1,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), (ii) 1,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 100 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

(C)	Article NINTH, Section 3 shall be amended in its entirety to read:

“Election of Directors; Term of Office. Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect all of the members of the Board of Directors. Except as otherwise set forth in this Certificate of Incorporation, each director shall serve for a term ending on the date of the first annual meeting following the annual meeting at which such director was elected, provided that notwithstanding the foregoing, the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.”

(D)	Article NINTH, Section 4 shall be deleted in its entirety, and the following shall be substituted in lieu thereof:

“[Reserved]”

(E)	Article NINTH, Section 7 shall be amended in its entirety to read:

“Removal. Except as otherwise provided by the General Corporation Law of Delaware, any one or more or all of the directors may be removed, with or without cause, by the affirmative vote of the holders of capital stock representing a majority of the votes which all stockholders would be entitled to cast in any annual election of directors.”

(F)	A new Article THIRTEENTH shall be added, which shall read in its entirety:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the General Corporation Law of Delaware or its certificate of incorporation the approval of the stockholders of the Corporation, shall, pursuant to subsection (7)(i)(A) of Section 251(g) of the General Corporation Law of Delaware, require, in addition, the approval of the stockholders of Sucampo Pharma Holdings, Inc. (or any successor by merger), by the same vote as is required by the General Corporation Law of Delaware and/or this certificate of incorporation of the Corporation.”
     1.5 Bylaws. From and after the Effective Time, the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.
     1.6 Directors and Officers. The directors and officers of the Surviving Company immediately after the Effective Time shall be the respective individuals who are directors and officers of Sucampo immediately prior to the Effective Time, each to hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Company or as otherwise provided by law.
     1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or Sucampo acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and Sucampo, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Sucampo or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
     1.8 Reorganization. The parties hereto intend that the transactions contemplated by this Agreement shall qualify for nonrecognition treatment under Section 368(a) of the Code, and each party hereto will take all necessary actions in order to accomplish such intent. This Agreement constitutes a “plan of reorganization” within the meaning of U.S. Treasury Regulations and has been duly adopted by each party hereto as such.
SECTION 2. MANNER, BASIS AND EFFECT OF CONVERTING SHARES
     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sucampo, Holdings, Merger Sub or any holder of their securities:
     (A) Sucampo Class A Common Stock. Each share of Sucampo Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury, which shall be cancelled and retired and shall cease to exist) shall be converted into one duly issued, fully paid and nonassessable share of Holdings Class A Common Stock.
     (B) Sucampo Class B Common Stock. Each share of Sucampo Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury, which shall be cancelled and retired and shall cease to exist) shall be converted into one duly issued, fully paid and nonassessable share of Holdings Class B Common Stock.
     (C) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent one duly issued, fully paid and non-assessable share of Class A Common Stock of the Surviving Company.
     (D) Capital Stock of Holdings. Each share of Holdings common stock owned by Sucampo immediately prior to the Effective Time shall be canceled and retired and shall cease to exist.
     (E) Sucampo Stock Certificates. From and after the Effective Time, holders of certificates formerly evidencing Sucampo Common Stock shall cease to have any rights as stockholders of Sucampo, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 2.2 below.
     2.2 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings will, in each case, be identical with those of Sucampo immediately prior to the Effective Time. In addition, pursuant to Section 4.2(C) of this Agreement, Holdings will have the same name after the Effective Time as Sucampo prior to the Effective Time. Accordingly, pursuant to Section 251(g)(8)(ii) of the DGCL, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidence Sucampo Class A

Common Stock and Sucampo Class B Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Class A Common Stock and Holdings Class B Common Stock, respectively.
     2.3 No Appraisal Rights. In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of Sucampo Common Stock in connection with the Merger.
SECTION 3. ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER
     3.1 Assumption of Stock Plans and Stock Options . As contemplated by Section 8 of the Sucampo Amended and Restated 2001 Stock Incentive Plan (the “2001 SIP”), Section 9(b) of the Sucampo Amended and Restated 2006 Stock Incentive Plan (the “2006 SIP”), and Section 15(b) of the Sucampo 2006 Employee Stock Purchase Plan (the “2006 ESPP”, and collectively with the 2001 SIP and 2006 SIP, the “Stock Plans”), the board of directors of Sucampo has provided that all outstanding options under the Stock Plans shall be, and hereby is, assumed by Holdings effective as of the Effective Time. Accordingly, each option to purchase shares of Sucampo Class A Common Stock granted under the 2001 SIP, the 2006 SIP, or the 2006 ESPP that is outstanding immediately prior to the Effective Time shall be assumed by Holdings and shall, without any action on the part of the holder of any such option, be converted into and become an option to purchase the same number of shares of Holdings Class A Common Stock as the number of Sucampo Class A Common Stock which were subject to such option immediately prior to the Effective Time. Each option award so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Stock Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except as provided in the prior sentence. The conversion of any options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Holdings Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such options within the meaning of Section 424 of the Code.
     3.2 Assumption of Stock Plans and Other Agreements. Effective as of the Effective Time, Sucampo hereby assigns to Holdings, and Holdings hereby assumes and agrees to perform, all obligations of Sucampo pursuant to the Stock Plans and the other agreements listed on Schedule A hereto (the “Assumed Agreements”), each stock option agreement entered into pursuant to the Stock Plans, and each outstanding option award granted thereunder. At the Effective Time, the Assumed Agreements shall be deemed amended to (i) reflect the assumption by Holdings described above, (ii) provide that references to Sucampo shall be read to refer to Holdings and (iii) add Holdings as parties with respect to qualifying participants, to the extent deemed necessary or appropriate.
     3.3 Reservation of Shares. On or prior to the Effective Time, Holdings shall reserve for purposes of each Stock Plan a number of shares of Holdings Class A Common Stock equal to the number of shares of Sucampo Class A Common Stock reserved by Sucampo for issuance under such Stock Plan.
     3.4 Successor Issuer. It is the intent of the parties hereto that Holdings be deemed a “successor issuer” of Sucampo in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended. At or after the Effective Time, Holdings shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate post-effective amendments, as applicable, to any Registration Statements of Sucampo on Form S-8.

SECTION 4. CONDITIONS AND COVENANTS
     4.1 Conditions Precedent. The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions
     (A) Listing. The Holdings Class A Common Stock shall have been authorized for listing on The NASDAQ Global Market.
     (B) Consents. Sucampo shall have received any approvals or permits and any consents, waivers or amendments or other modification to the outstanding agreements, contracts, instruments or other understandings which Sucampo deems necessary or desirable in connection with the Merger and the transactions contemplated by this Agreement.
     (C) Non-Contravention. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.
     4.2 Certain Covenants.
     (A) Board of Directors of Holdings. Sucampo, in its capacity as the sole stockholder of Holdings prior to the Merger, will take such actions as are necessary to increase the number of directors of Holdings to equal the number of directors of Sucampo immediately prior to the Effective Time, and to elect each person who is then a member of the board of directors of Sucampo as a director of Holdings, each to occupy the same prospective class of directors and each of whom shall serve until his or her successor shall have been elected and qualified in accordance with the certificate of incorporation or bylaws of Holdings.
     (B) Stock Plans. Sucampo and Holdings will take or cause to be taken all actions necessary or desirable in order to implement the assumption by Holdings pursuant to Sections 3.1 and 3.2 herein of the Stock Plans, the Assumed Agreements and each stock option agreement entered into pursuant to the Stock Plans, and each option award granted thereunder.
     (C) Name Change. As soon as practicable following the Merger, Holdings will take or cause to be taken all actions necessary or desirable in order to change its name from “Sucampo Pharma Holdings, Inc.” to “Sucampo Pharmaceuticals, Inc.”.
     (D) Assumption of Agreements. Sucampo and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to confirm and effectuate its assumption of the Assumed Agreements, all to the extent deemed appropriate by Sucampo and Holdings.
     (E) Distribution of Subsidiary Stock to Holdings. As soon as practicable following the Merger, Sucampo will take or cause to be taken all corporate action necessary or desirable in order to distribute to Holdings 100% of the capital stock of Sucampo Pharma Ltd. (“SPL”) and 100% of the capital stock of Sucampo Pharma Europe Ltd. (“SPE”) so that SPL and SPE become direct, wholly owned subsidiaries of Holdings.
     (F) Insurance. Holdings shall procure insurance, including directors and officers liability insurance, or cause the execution of the insurance policies of Sucampo such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by Sucampo immediately prior to the Merger.
SECTION 5. MISCELLANEOUS
     5.1 Termination. At any time prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware, as contemplated by Section 1.2 herein, this Agreement may be terminated and the Merger may be abandoned by the mutual consent of Sucampo, Holdings and Merger Sub, after determination by the Boards of Directors of Sucampo, Holdings and Merger Sub that the Merger is not in the best interests of their respective entities. In the event of such termination and abandonment, this Agreement shall become void and Sucampo, Holdings or Merger Sub and their respective stockholders, directors or officers shall have no liability with respect to such termination and abandonment.
     5.2 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by agreement of Sucampo, Holdings and Merger Sub at any time prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware contemplated by Section 1.2 of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     5.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     5.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
     5.5 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.
     5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.
[Signature Page Follows]

     In Witness Whereof, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Sucampo Pharmaceuticals, Inc., a Delaware corporation
By:	/s/ Ryuji Ueno
Its: Chief Executive Officer

Sucampo Pharma Holdings, Inc., a Delaware corporation
By:	/s/ Ryuji Ueno
Its: Chief Executive Officer

Sucampo MS, Inc., a Delaware corporation
By:	/s/ Ryuji Ueno
Its: President
[Signature Page to Agreement and Plan of Reorganization]

SCHEDULE A
Assumed Agreements
Stock Plans
     Sucampo 2001 Stock Incentive Plan
     Sucampo 2006 Stock Incentive Plan
     Sucampo 2006 Employee Stock Purchase Plan
Other Agreements
Employment Agreements with Ryuji Ueno, Sachiko Kuno, Brad Fackler, Gayle Dolecek, Stanley G. Miele, Jan Smilek, Steve Piron and Kate De Santis
Indemnification Agreements with Sachiko Kuno, Ryuji Ueno, Michael Jeffries, Hidetoshi Mine, Timothy Maudlin, Sue Molina, Anthony C. Celeste, John C. Wright, and Andrew J. Ferrara
Investor Rights Agreements with Astellas Pharma, Inc., Mitsubishi UFJ Capital Co., Ltd., Mizuho Capital Co., Ltd., NIF SMBC Ventures Co., Ltd., Nissay Capital No. 3 Investment Limited Partnership, OPE Partners Limited, Tokio Marine and Nichido Fire Insurance Co. Ltd. and Yoshihiro Mikami